                                                                    EXHIBIT 10.2
              SEPARATION AGREEMENT AND GENERAL AND SPECIAL RELEASE

     This Separation Agreement and General and Special Release (the "Agreement"), dated as of June 2, 1997 (the "Effective Date"), is made and entered into by and among Michael J. Tilton, an individual (hereinafter "Executive"), Pinnacle Automation, Inc., a Delaware corporation ("Pinnacle"), and Alvey Systems, Inc., a Delaware corporation ("Alvey," and collectively referred to herein with Pinnacle as the "Company").

                               W I T N E S S E T H

     WHEREAS, pursuant to that certain Amended and Restated Employment Agreement, dated as of June 27, 1995, by and among Executive, Pinnacle and Alvey, which will be terminated as of June 2, 1997 (the "Employment Agreement"), Executive has been employed by Pinnacle as its Executive Vice President - Operations and Finance, and by Alvey as its Senior Vice President and Secretary;

     WHEREAS, pursuant to a notice given by Pinnacle and Alvey to Executive, Executive has been terminated (i) as Pinnacle's Executive Vice President - Operations and Finance, (ii) as Alvey Senior Vice President and Secretary and
(iii) from all other offices and any directorships that Executive may hold for any and all direct and indirect subsidiaries of the Company, effective as of June 2, 1997;

     WHEREAS, Pinnacle is considering a series of transactions pursuant to which it would spin-off (the "Spin-Off") to its existing stockholders all of the common stock of a newly formed corporation ("Newco") that would operate the materials handling business presently conducted by Alvey and its subsidiaries, The Buschman Company, White Systems, Inc., Busse Bros. Inc. and Real Time Solutions, Inc.;

     WHEREAS, upon consummation of the Spin-Off, Pinnacle will change its name to McHugh Freeman, Inc. (or such other name as determined by the Board of Directors of Pinnacle) and commence the initial public offering (the "IPO") of its common stock, representing ownership interests in the software business presently conducted by MFA and Weseley (the "Software Business"); and

     WHEREAS, the parties desire to finally and forever amicably settle and resolve all matters among them and all matters arising from Executive's employment with the Company.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

     1. EMPLOYMENT TERMINATION. Executive hereby acknowledges that, effective as of June 2, 1997, he will be terminated (i) as Pinnacle's Executive Vice President - Operations and

Finance, (ii) as Alvey's Senior Vice President and Secretary and (iii) from all other offices and any directorships that Executive may hold for any and all direct and indirect subsidiaries of the Company. Executive expressly waives any right to employment by the Company or any affiliate or successor of the Company, present or future, including his rights, if any, under any express or implied employment agreement, from and after June 2, 1997.

     2. RECITATION OF COMPENSATION. In addition to the continuation of Executive's salary and benefits through the period ending on July 31, 1997, Executive will also receive the following:

          (A)  MONTHLY COMPENSATION FROM AUGUST 1997 THROUGH 1999.  Subject to
Section 3 below, commencing in August 1997 and continuing monthly through and including December 1999, the Company shall make payments to Executive in the amount of $18,375 per month (the "Severance Payments"). Such payments shall be made on or about the last day of each month, with the initial payment being made on August 31, 1997 and the last such payment being made on December 31, 1999.

          (B) DEFERRED BONUS COMPENSATION PAYMENT. Pursuant to Exhibit A of the Employment Agreement and this Section 2(b), on or before July 31, 1997, the Company shall pay to Executive an amount equal to the principal amount of $48,620 plus interest on such amount at the rate of 200 basis points over the interest rate for three-year Treasury Bills, calculated to the date of payment. Such amount shall represent payment in full of bonuses that were earned by Executive for calendar years prior to 1997 but not yet paid.

          (C) BONUS FOR 1997. Executive shall be entitled to receive a bonus for 1997 determined in accordance with the formula set forth on EXHIBIT A attached hereto, with such bonus amount prorated in column (c) of EXHIBIT A to reflect Executive's employment by the Company for seven of 12 months in 1997. Such bonus shall be payable as soon as practicable after determination of the bonus amount, but no later than the earlier of (i) seventy-five (75) days after the end of Pinnacle's fiscal year and (ii) the date on which the executive officers of the Company receive their bonuses for 1997.

          (D) BONUS UPON CONSUMMATION OF THE IPO. If the IPO is consummated on or prior to December 31, 1998, Executive shall receive a cash bonus of $100,000 payable by either Pinnacle or Newco, as shall be determined by the Boards of Directors of Pinnacle and Newco, on the date of consummation of the IPO.

          (E) PAYMENT OF ACCRUED BUT UNUSED VACATION TIME. On or before July 31, 1997, the Company shall pay to Executive the sum of $18,375, representing payment in full for vacation time accrued but unused by Executive as of June 1, 1997.

     The payments referred to above in this Section 2 will be offset by applicable tax withholdings and deductions. Such payments will constitute consideration for the promises and covenants contained herein.

     3.   TERMINATION OF CERTAIN PAYMENTS IN THE EVENT OF COMPETITION.

     (a) For purposes of this Section 3, a "Company Line of Business" shall mean any and all businesses conducted by the Company or any of its subsidiaries or affiliated entities on July 31, 1997, including but not limited to businesses that involve (i) the manufacture or development of materials handling equipment such as case palletizers, de-palletizers, bulk palletizers, conveyors, sorters, carousels, power systems, movable aisle systems or paperless inventory picking systems, or (ii) the development of software in connection with warehouse management systems or transportation management systems.

     (b) If at any time on or after August 1, 1998 and prior to December 31, 1999, Executive is employed by an entity involved in any Company Line of Business, no further payments shall be owing to Executive under Section 2(a) from and after the later of (i) August 1, 1998 and (ii) the date Executive's employment commences with an entity engaged in a Company Line of Business; PROVIDED, HOWEVER, that if at the time Executive's employment commences with an entity engaged in a Company Line of Business the Company and its subsidiaries are no longer engaged in such Company Line of Business (and the Company and its subsidiaries are no longer engaged in any other Company Line of Business in which such entity is engaged), the Company (or Newco, as the case may be) will continue making the payments to Executive provided for in Section 2(a) above.

     4. BENEFITS THROUGH JULY 31, 1998. From the date hereof through July 31, 1998, the Company (or Newco, upon consummation of the Spin-Off prior to July 31, 1998) shall provide Executive with the following benefits:

          (A) HEALTH INSURANCE COVERAGE. The Company shall continue to provide Executive and his dependents health insurance coverage under its group health insurance plan in effect for its executives from time to time through the period ending on July 31, 1998. The parties hereto agree that upon consummation of the Spin-Off prior to July 31, 1998, Newco will assume the obligations of the Company under this Section 4(a). The parties hereto further agree that if after July 31, 1998, Executive elects to continue coverage for himself and his dependents, if any, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and under the Company's (or Newco's) employee health plan(s), in accordance with written plan provisions and applicable law, then Executive shall be responsible for all premium payments for such continued coverage under COBRA.

          (B) AUTOMOBILE. The Company shall continue in effect Executive's car allowance of $1,250 per month, with the last of such payments being made for the month of July 1998.

          (C) CLUB MEMBERSHIP. The Company shall continue to pay the periodic dues and assessments for Executive's membership in the Forest Hills Country Club and the University Club of St. Louis through the period ending on July 31, 1998; PROVIDED, HOWEVER, that the aggregate amount of payments made on Executive's behalf pursuant to this Section 4(c) during the period commencing on August 1, 1997 and ending on July 31, 1998 shall not exceed $7,500;

PROVIDED, FURTHER, that any gross-up adjustments made pursuant to Section 4(e) below shall not count towards the maximum amount payable under this
Section 4(c).

          (D) TAX PREPARATION REIMBURSEMENT. The Company shall reimburse Executive for up to $1,500 of reasonable expenses incurred in connection with tax preparation services provided to Executive by Price Waterhouse LLP (or another accounting firm or tax preparation service of Executive's choosing) in connection with local, state and federal tax returns required to be filed by Executive for the tax years ending December 31, 1997 and 1998. Any gross-up adjustments made pursuant to Section 4(e) below shall not count towards the maximum amount payable under this Section 4(d).

          (E) AFTER-TAX BASIS. The benefits provided to Executive pursuant to this Section 4 shall be provided to Executive on an after-tax basis, at assumed overall tax rate of 40%, to the extent the foregoing benefits are determined to constitute taxable income to Executive.

     5. COVERAGE OF MISCELLANEOUS EXPENSES. Upon the execution of this Agreement by Executive, the Company shall pay to Executive a one-time fee of $50,000 to cover (i) any expenses (legal or otherwise) incurred by Executive in connection with this Agreement and (ii) any outplacement services provided to Executive in connection with finding employment.

     6. SPLIT DOLLAR LIFE INSURANCE. Pinnacle will continue to maintain in full force and effect the split-dollar life insurance policy in the amount of $1,000,000 (the "Split-Dollar Policy") that was obtained for, and that is owned by, Executive pursuant to that certain Endorsement Split Dollar Agreement dated July 18, 1995 between Pinnacle and Executive. Subject to Section 17 below, Pinnacle will make or cause to be made the annual premium payments owing on the Split-Dollar Policy for the remainder of Executive's lifetime. Proof of annual premium payments on the Split-Dollar Policy shall be provided to Executive by Pinnacle within 30 days of the payment of such premium.

     7. CONTINUATION OF PAYMENTS IN THE EVENT OF DEATH. Subject to Section 3 above, in the event of Executive's death during the term of this Agreement, any payments owing to Executive under Paragraphs 2(a), 2(b), 2(c) and 2(e) above shall continue to be made to a beneficiary designated in writing by Executive, or if no such beneficiary is designated in writing, to Executive's estate, until the later of (i) July 31, 1998 and (ii) Executive's death. Payment will not be made to Executive under Section 2(d) above in the event that Executive's death precedes the consummation of the IPO. The benefits provided to Executive under
Section 4 above shall terminate on the sooner of (i) July 31, 1998 and (ii) Executive's death.

     8. RETENTION OF CERTAIN PROPERTY; RETURN OF OTHER PROPERTY. Executive may retain the home office computer, fax machine and portable computer owned by the Company and used by Executive, each as more particularly described on EXHIBIT B hereto. Concurrently with the execution and delivery of this Agreement, Executive agrees to surrender to the Company all property (other than the property set forth on EXHIBIT B hereto), documents and duplicates and copies thereof, of the Company or any affiliate thereof which he possess or controls, including but not limited to papers, computer disks, files, booklets, manuals, customer lists, company credit cards, identification cards and keys (other than such property that is necessary to access Pinnacle's headquarters in connection with Executive's use of an office pursuant to Section 10 below).

     9. ROLL-OVER OF 401(K) PLAN BENEFITS. The Company hereby covenants and agrees to cooperate with Executive in connection with the timely transfer of the vested portion of his 401(k) plan in accordance with any written request from Executive to do so. Upon receiving a written request from Executive, the Company shall use its good faith best efforts to effect the transfer of the vested portion of his 401(k) plan to an account specified in the written request within ninety (90) days of the receipt of such written request.

     10. OFFICE AT PINNACLE'S HEADQUARTERS. Executive shall be provided with use of an office at Pinnacle's headquarters in St. Louis, Missouri until the earlier of the date (i) the lease for such office space terminates in July 1999 (without regard to any renewal thereof) and (ii) Pinnacle subleases such space to a third party and Pinnacle and Alvey no longer occupy such space. While a secretary will not be assigned to work for Executive on a full-time basis after the June 2, 1997, Executive shall have access to reasonable secretarial assistance while occupying an office at Pinnacle's headquarters.

     11. SOLE ENTITLEMENT. Executive agrees that his sole entitlement to compensation, including base salary and any bonus or other payments of any kind, monetary or nonmonetary benefits, or perquisites, with respect to his employment with or his services rendered to the Company, and all other matters between Executive and the Company and all affiliated persons and entities, including but not limited to, any and all rights or claims arising from or relating to the Employment Agreement, is as expressly set forth in this Agreement.

     12.  RELEASE.

          (a) Excepting only those obligations to be performed under this Agreement, Executive (for himself, his agents, heirs, successors, assigns, executors and administrators) does hereby and forever release and discharge the Company and any and all past and present parent, subsidiaries, and otherwise affiliated corporations and divisions of the Company, as well as the successors, shareholders, officers, directors, predecessors, assigns, agents, employees, attorneys, accountants and representatives of each of them, past or present, from any and all causes of action or claims of whatsoever kind or character whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to or arising from the employment of Executive by the Company (whether pursuant to the Employment Agreement or otherwise), all claims attributable to or arising from the termination of his employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law or equity on any theory of pleading or proof, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination on the basis of race, religion, color, sex and national origin, the Civil

Rights Act of 1866, the Age Discrimination in Employment Act, as amended, which prohibits discrimination on the basis of age over 40, and any wrongful termination claims.

          (b) Executive hereby waives his right to file any charge or complaint arising out of his employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except whereas such waivers are prohibited by law. This statement of general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to, Executive's employment and severance of Executive's employment with the Company. Executive further agrees that if he brings a claim against the Company (or any of the Company's officers, directors, stockholders, affiliates and agents) in violation of this paragraph, Executive will return to the Company all consideration that Executive has received pursuant to this Agreement, together with interest thereon calculated at a rate of 10% per annum. In the event that Executive fails to return any consideration under such circumstance, Executive will pay the Company's attorneys' fees and other expenses incurred by the Company in recovering such consideration and in otherwise enforcing the terms of this Agreement.

          (c) Executive understands that if this Agreement is not signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against the Company (or any of the Company's officers, directors, stockholders, affiliates and agents). Executive further understands and agrees hereby that Executive waives such right and will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission. The Company and Executive further agree that Executive may provide information pursuant to any valid subpoena or other compulsory process. To the extent the law allows any government agency to file such charges on Executive's behalf and this Agreement does not prohibit Executive's cooperation with such agency, Executive agrees this Agreement will nonetheless act as a waiver of any recovery by Executive in such government-instituted action.

          (d) If Executive violates this Agreement by suing the Company, its subsidiaries or affiliates (including its officers, directors and stockholders) or those associated with the Company, for any claim arising under, or in connection with, this Agreement, Executive agrees that Executive will pay all costs and expenses of defending against that suit incurred by the Company or its parent, affiliates (including its officers, directors and stockholders) or those associated with the Company, including reasonable attorneys' fees.

     13.  CONFIDENTIALITY.

          (a) Executive agrees not to, at any time and for any reason, disclose or use, directly or indirectly, confidential information (as defined herein) by the Company. Confidential information means financial or any type of personal information pertaining to the Company, its subsidiaries or affiliated entities and their respective officers, directors, shareholders or affiliates. Executive acknowledges and agrees that the disclosure of confidential information would cause irreparable injury to the Company, its subsidiaries or affiliated entities and their respective officers, directors, shareholders and affiliates.

          (b) Executive and his attorneys further acknowledge and agree that the terms, provisions and fact of this Agreement were made and entered into in strict confidence. Executive and his attorneys promise, warrant and represent that they shall not disclose or offer to disclose, and have not disclosed privately or publicly, any of the terms or provisions of this Agreement to any person or entity, including, but not limited to, any past or current employee of the Company or any member of the print, electronic or other media, with the exception of (i) a disclosure required by law or to enforce any obligations hereunder, (ii) a disclosure to Executive's wife, attorneys, accountants or financial advisors who will be advised of the confidential nature of this Agreement and must agree in writing to be bound by its terms and (iii) truthful testimony in court or in response to a lawful governmental inquiry. Executive shall give to the Chief Executive Officer of the Company reasonable advance notice of any contemplated disclosure under parts (i) or (iii) of the preceding sentence, so that the Company may appear in the matter and assert its legitimate interests. Executive and his attorneys understand and agree that the confidentiality and nondisclosure provisions contained herein are material terms of this Agreement.

     14. TRADE SECRETS. Executive agrees that he will not divulge or utilize any confidential or proprietary information acquired during his employment with the Company concerning matters affecting or relating to the business of the Company, including, without limiting the generality of the foregoing, the practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, its customer lists, the prices it obtains or has obtained or at which it sells or has sold its services, compensation paid to employees of the Company and other terms of employment, or any other confidential or proprietary information of, about or concerning the business of the Company (or any of its affiliated companies), or its manner of operation. The parties agree that as between them, these matters and each of them are important, material and confidential trade secrets, having an economic value arising from their not being generally known in the industry, and affect the successful conduct of the Company's business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement.

     15. NON-SOLICITATION OF EMPLOYEES. Executive further agrees that while payments are being made to Executive under Section 2(a) of this Agreement, he will not solicit or entice or endeavor to solicit or entice away any employee of the Company, its subsidiaries or affiliated entities, either on his own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of the Company, its subsidiaries or affiliated entities, as the case may be.

     16. ENFORCEMENT OF AGREEMENT; ARBITRATION. To the extent allowed by applicable law, this Section 16 shall apply to any controversy between Executive and the Company (or any of its affiliated companies) that might be brought in any forum.

          (a) As a material part of this Agreement, Executive and the Company expressly agree that any and all disputes, controversies or claims arising out of or concerning this Agreement, any alleged breach of this Agreement, or the matters resolved and settled by this Agreement, including but not limited to disputes, controversies or claims arising out of

Executive's employment by the Company or the termination of Executive's employment or this Agreement, whether arising under theories of liability or damages based on contract, tort or statute, shall be determined exclusively by final and binding arbitration conducted in St. Louis, Missouri before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any party hereto may apply to an appropriate tribunal having jurisdiction for specific performance of another party's obligations under this provision. The arbitrator shall have the right to retain and consult with experts and competent authorities skilled in the matters under arbitration, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine such experts and authorities. The parties further agree that the decision of the arbitrator shall, if requested by either party, transmit to all interested parties the decision in the form of an "official notice" duly signed by the arbitrator. Judgment upon the arbitration award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The prevailing party in any such dispute under this Section 16 shall be entitled to reimbursement of reasonable attorneys' fees and disbursements from the non-prevailing party.

          (b) Notwithstanding the foregoing provisions, Executive and the Company agree that any breach of Executive's obligations concerning confidential information or trade secrets or the agreement not to solicit employees under Sections 13, 14 or 15 of this Agreement, cannot adequately be remedied at law or in arbitration, and that the Company may seek and obtain otherwise available injunctive relief, including ancillary monetary relief, in court, for any violation by Executive of his obligations with respect to confidential information or trade secrets known to him or his agreement not to solicit employees.

     17.  SUCCESSORS AND ASSIGNS.

          (A) GENERAL. This Agreement shall bind and shall inure to the benefit of Pinnacle, Alvey and any and all of their respective successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive, except for certain benefits hereunder which are payable to Executive's heirs, beneficiaries or to his estate upon the death of Executive.

          (B) PRIOR TO CONSUMMATION OF THE SPIN-OFF. Prior to consummation of the Spin-Off, Pinnacle may assign this Agreement to any entity (an "Acquiror") which (i) purchases all or substantially all of its assets or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of Pinnacle; PROVIDED that Pinnacle shall only be permitted to assign its rights and obligations hereunder (whether by operation of law or otherwise) if the Acquiror expressly assumes all of the payment obligations of Pinnacle hereunder.

          (C) FROM AND AFTER CONSUMMATION OF THE SPIN-OFF. Upon consummation of the Spin-Off, Pinnacle shall cause Newco to assume the obligations of Pinnacle to make payments to Executive under this Agreement. Upon such assumption by Newco of Pinnacle's payment obligations hereunder, Pinnacle shall be relieved of any further payment obligations to Executive under this Agreement. Newco may subsequently assign this Agreement to an

Acquiror which (i) purchases all or substantially all of its assets or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of Newco; PROVIDED that Newco shall only be permitted to assign its rights and obligations hereunder (whether by operation of law or otherwise) if the Acquiror expressly assumes all of the payment obligations of Newco hereunder.

     18.  REPRESENTATIONS AND WARRANTIES.

          (a) Each of the parties hereby represents and warrants that he or it has not heretofore assigned or transferred or purported to assign or transfer to any person or entity not a signatory to this Agreement any claim or matter herein released, disclaimed, discharged or terminated. In the event of any such assignment or transfer of any claims or other matters herein released, discharged, terminated or disclaimed herein, each of the parties hereto agrees to indemnify and hold harmless each of the other parties from and against any liability or loss, and for any cost, expense or judgment or settlement arising out of or occasioned by, or arising in connection with any such assignment or transfer.

          (b) Executive represents that he has received independent legal advise regarding this Agreement, including without limitation, his tax obligations arising from this Agreement or payments pursuant to this Agreement, and has not relied upon any representation of the Company or its counsel regarding such matters.

     19. TERMINATION OF EMPLOYMENT AGREEMENT. It is expressly agreed that any and all express or implied employment agreements between Executive and the Company are terminated as of June 2, 1997 and are of no force or effect whatsoever after June 2, 1997.

     20. WAITING PERIOD. Executive acknowledges that he is advised and aware that he has the right to consider this Agreement for 21 days before signing it and that if he signs this Agreement prior to the expiration of 21 days, he is waiving his right freely and voluntarily. Executive also acknowledges that he is aware of and is hereby advised of his right to revoke this Agreement for a period of seven days following the signing of this Agreement and that this Agreement shall not become effective or enforceable until the revocation period has expired. To revoke this Agreement, Executive must notify the Company within seven days of signing it.

     21. NOTICES. Any written notices or other documents required or permitted to be given under this Agreement, including payments, shall be personally delivered by the Company to Executive or mailed, certified mail, return receipt requested, to his residence address as reflected in the records of the Company, which is:
                         Mr. Michael J. Tilton
                         260 Carlyle Lake Drive
                         Creve Coeur, Missouri 63141

     22.  CONSTRUCTION OF AGREEMENT.

          (a) NO ADMISSION. Executive and the Company understand, acknowledge and agree that this is a separation agreement and general and special release, and that neither this Agreement nor any of its provisions shall be deemed or construed at any time or for any purpose to be an admission of liability of the Company. Liability for any and all claims is expressly denied by the Company.

          (b) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with Missouri law.

          (c) SEVERABILITY. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

          (d) ENTIRE AGREEMENT. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto; there are no other agreements, written or oral, express or implied, among the parties hereto, concerning the subject matter hereof, except the agreements set forth herein. This Agreement can only be modified by a written agreement, executed by all parties to this Agreement.

          (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute the entire Agreement, and each such counterpart shall be deemed an original as to the party to be charged.

          (f) BINDING EFFECT. The parties to this Agreement further state that they have carefully read this Agreement; that is has been fully explained to them by their legal counsel; that they fully understand its final and binding effect; that the only promises made to them in connection with this Agreement are those stated above; and that they are signing this Agreement voluntarily.

     IN WITNESS WHEREOF, Pinnacle and Alvey have caused this Agreement to be executed on their behalf by their duly authorized officers, and Executive has executed the same as of the day and year first written above.

                                         PINNACLE AUTOMATION, INC.


                                         By: /s/ Stephen J. O'Neill
                                         -------------------------------------
                                         Stephen J. O'Neill,
                                         President and Chief Executive Officer

                                         ALVEY SYSTEMS, INC.



                                         By: /s/ Stephen J. O'Neill
                                         -------------------------------------
                                         Stephen J. O'Neill,
                                         President and Chief Executive Officer




                                       /s/ Michael J.Tilton
                                       -------------------------------------
                                       Michael J. Tilton, an individual

                                    EXHIBIT A

                            PINNACLE AUTOMATION, INC.
                               ALVEY SYSTEMS, INC.

                      1997 BONUS PLAN FOR MICHAEL J. TILTON

     The annual bonus is based on the total EBITDAM achieved by Pinnacle Automation, Inc. ("Pinnacle") in 1997. The 1997 budgeted EBITDAM for Pinnacle is $27,000,000. The annual bonus amount earned is calculated as follows:

                         (a)                 (b)                 (c)

                     % of Budgeted
                    Pinnacle EBITDAM      Annualized
                       Achieved          Bonus Amount        As Prorated*
                    ----------------     ------------        ------------

                           80%             $      0            $      0
                           85%             $ 50,000            $ 29,167
                           90%             $ 95,000            $ 55,417
                           95%             $145,000            $ 84,583
                          100%             $170,000            $ 99,167
                          105%             $200,000            $116,667
                          110%             $230,000            $134,167
                          115%             $260,000            $151,667
                          120%             $290,000            $169,167

____________
* The bonus amount has been prorated to reflect that Executive was employed by the Company for a full 7 of 12 months in 1997 (resulting in the use of a proration factor of 58.33%).

     The earned bonus amount for 1997 (if any) will be fully vested and will be paid to Executive as soon as practicable after determination of the bonus amount, but no later than the earlier of (i) seventy-five (75) days after the end of Pinnacle's fiscal year and (ii) the date on which the executive officers of the Company receive their bonuses for 1997.


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                                    EXHIBIT B

                      PROPERTY TO BE RETAINED BY EXECUTIVE

1. Home computer, including the CPU, CRT, Keyboard, Printer and other accessories.

2.   Home fax machine, Muratec F-70.

3.   Portable computer, Toshiba Portege 610CT.